Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
SWENSON GRANITE COMPANY LLC,
GRANITE ACQUISITION, LLC
and
ROCK OF AGES CORPORATION
October 18, 2010

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2010 (this “Agreement”), by and among Rock of Ages Corporation, a Vermont corporation (the “Company”), Swenson Granite Company LLC, a Delaware limited liability company (“Parent”), and Granite Acquisition, LLC, a Vermont limited liability company wholly owned by Parent (“Merger Sub”).
          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Vermont Business Corporation Act, as amended (the “VBCA”), and Chapter 21 of Title 11 of the Vermont Statutes Annotated, as amended (together with the VBCA, the “Vermont Laws”), with each issued and outstanding share of (a) Class A common stock, no par value, of the Company (the “Company Class A Common Stock”), and (b) Class B common stock, no par value, of the Company (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”), in each case, other than (a) shares of Company Common Stock to be cancelled in accordance with Section 3.1(a)(iii) and (b) Dissenting Shares, to be converted into the right to receive the Merger Consideration; and
          WHEREAS, a Special Committee of the Company Board (as defined herein) comprised exclusively of Qualified Directors (as defined herein) with respect to this Agreement and the Merger (the “Special Committee”) has unanimously, and, based in part on the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders (as defined herein)), (b) adopted this Agreement and (c) recommended approval of this Agreement by the Company’s shareholders (the “Company Board Recommendation”); and
          WHEREAS, (a) the board of directors of Parent has adopted and approved this Agreement and the Merger, (b) the shareholders of Parent have approved this Agreement and the Merger and (c) Parent, in its capacity as the sole member of Merger Sub, has adopted this Agreement; and
          WHEREAS, contemporaneously with the execution of this Agreement, as a condition to and as an inducement to each of the parties hereto to enter into this Agreement, the members of the Swenson Granite Group (as defined herein) have each entered into a voting agreement, dated as of the date hereof, with Parent in the form attached hereto as Exhibit A (each such agreement, a “Voting Agreement”), pursuant to which, among other things, each member of the Swenson Granite Group has agreed, subject to the terms and conditions set forth therein, to vote or cause to be voted all shares of Company Common Stock as to which such member is entitled to vote or instruct the vote in favor of approval of this Agreement;
          NOW, THEREFORE, in consideration of the premises, and the representations, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
          “Acquisition Agreement” has the meaning set forth in Section 6.3(b).
          “Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 50% of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (b) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole.
          “Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, except as expressly stated herein, for purposes of this Agreement neither Parent nor Merger Sub shall be considered an Affiliate of the Company and the Company shall not be considered an Affiliate of Parent or Merger Sub.
          “Agreement” has the meaning set forth in the Preamble.
          “Articles of Merger” has the meaning set forth in Section 2.2.
          “Benefit Agreements” means all material employment and severance agreements with employees of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party.
          “Benefit Plans” means all and any benefit plans, programs, arrangements or practices, including plans described in section 3(3) of ERISA (but shall not include any “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) that provide pension, retirement, profit sharing, bonus, incentive, deferred compensation, severance, welfare, health, life insurance, disability, death, medical, dental, vision, sickness, vacation, stock option, stock-based compensation or similar benefits sponsored by the Company or any of its Subsidiaries or maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.
          “Book Entry Shares” has the meaning set forth in Section 3.1(a)(iv).
          “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.
          “Certificates” has the meaning set forth in Section 3.1(a)(iv).
          “Change of Recommendation” has the meaning set forth in Section 6.3(b).
          “Closing Date” has the meaning set forth in Section 2.2.
          “Closing” has the meaning set forth in Section 2.2.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Company” has the meaning set forth in the Preamble.
          “Company Board” has the meaning set forth in the Recitals.
          “Company Board Recommendation” has the meaning set forth in the Recitals.
          “Company Bylaws” means the By-Laws of the Company as currently in effect, as the same may be amended from time to time.
          “Company Charter” means the Articles of Incorporation of the Company as currently in effect, as the same may be amended from time to time.
          “Company Class A Common Stock” has the meaning set forth in the Recitals.
          “Company Class B Common Stock” has the meaning set forth in the Recitals.
          “Company Common Shareholder Approval” has the meaning set forth in Section 4.17.
          “Company Common Stock” has the meaning set forth in the Recitals.
          “Company Equity Plans” means the Rock of Ages Corporation Amended and Restated 1994 Stock Plan and the Rock of Ages Corporation 2005 Stock Plan, each as amended to date.
          “Company Expenses” has the meaning set forth in Section 8.2(b).
          “Company Options” has the meaning set forth in Section 3.4.
          “Company SEC Reports” has the meaning set forth in Section 4.6.
          “Confidentiality Agreement” means that certain Agreement, dated May 14, 2010, by and between the Company and Parent.
          “Consideration Fund” has the meaning set forth in Section 3.2(a).

          “Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.
          “Disclosure Document” means the Proxy Statement, the Schedule 13E-3 and each other document required to be filed by the Company or with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger.
          “Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, which qualifies the representations and warranties of the Company set forth in ARTICLE IV of this Agreement or the interim operating covenants of the Company set forth in Section 6.1.
          “Dissenting Shares” has the meaning set forth in Section 3.3(a).
          “Effective Time” has the meaning set forth in Section 2.2.
          “End Date” has the meaning set forth in Section 8.1(b).
          “Environmental Laws” means all applicable Laws relating to the protection of the environmental and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Filed Company SEC Reports” has the meaning set forth in ARTICLE IV.
          “Financing” has the meaning set forth in Section 5.7.
          “Financing Agreements” has the meaning set forth in Section 5.7.
          “Financing Documents” has the meaning set forth in Section 5.7.
          “Financing Letter” has the meaning set forth in Section 5.7.
          “GAAP” has the meaning set forth in Section 4.6.
          “Governmental Entity” means the government of the United States or of any other nation, or any political subdivision of the United States or any such other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislation, judicial, taxing, regulatory or administrative powers or functions of such government or political subdivision.
          “Hazardous Substance” means, without limitation, any flammable materials, explosives, radon, radioactive materials, volatile organic compounds, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, or other hazardous or toxic substances or related materials, as defined in CERCLA, the Hazardous Materials Transportation Act, RCRA or any other applicable Environmental Laws.
          “Hazardous Waste” means all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
          “Indemnified Party” has the meaning set forth in Section 6.5(a).
          “Inspector of Elections” means the Person designated by the Company to tabulate and report the vote at the Special Meeting.
          “Insured Parties” has the meaning set forth in Section 6.5(c).
          “IRS” means the United States Internal Revenue Service.
          “July 3, 2010 Balance Sheet” has the meaning set forth in Section 4.8.
          “Knowledge” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer and Vice President — Finance, or the Vice President — Administration, or executives or other officers serving analogous functions, of the referenced party.
          “Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.
          “Lenders” has the meaning set forth in Section 5.7.
          “Majority of the Minority Approval” means the affirmative vote in favor of approval of this Agreement of a majority of the outstanding shares of Company Class A Common Stock, not including (in the number of outstanding shares of Company Class A Common Stock or in the number of shares of Company Class A Common Stock voted in favor of this Agreement) shares of Company Class A Common Stock owned directly or through a broker or other nominee by members of Parent as certified by Parent to the Company pursuant to Section 6.10(b).
          “Marks” has the meaning set forth in Section 4.10.
          “Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (alone or in combination) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; but excluding any such event, change, effect, development, state of facts, condition, circumstance or occurrence (alone or in combination) resulting from, arising out of or connection with (a) changes in the financial markets or economic or political condition generally in the United States or the global economic or political condition, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (b)

general national, regional or international economic, financial, political or business conditions affecting generally the industries and markets in which the Company and its Subsidiaries operate, to the extent the Company and its Subsidiaries, taken as a whole, are not adversely affected in a disproportionate manner relative to other participants in the industry in which they operate, (c) the execution, delivery or performance of this Agreement, the announcement of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Merger or the other transactions contemplated hereby (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, contractor, subcontractor or similar relationships or any loss of employees or consultants resulting primarily from such execution, delivery or performance of this Agreement, such announcement of this Agreement, such identity of Parent or Merger Sub or such pendency or consummation of the Merger or the other transactions contemplated hereby), (d) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (e) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (f) any action required by Law, contemplated by this Agreement or taken at the request of Parent or Merger Sub, (g) any litigation brought or threatened by any shareholder(s) of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) alleging a breach of fiduciary duty relating to this Agreement or the Merger or the other transactions contemplated hereby or violations of securities Laws in connection with the Disclosure Documents or otherwise in connection with this Agreement (other than any Order in such litigation which awards damages against the Company or for which the Company has an indemnification obligation, in either case, to the extent not reimbursable to the Company pursuant to the Company’s directors and officers liability insurance policy, it being understood for the avoidance of doubt that the exclusion of some or all of any damage award from this clause (g) shall not create an assumption or implication that such damage award constitutes a Material Adverse Effect), (h) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Disclosure Document, (i) in and of itself, any change in the market price or trading volume of the Company Common Stock or the Company’s credit rating, (j) in and of itself, any failure by the Company to meet any estimates, projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (it being understood that this clause (j) shall not prevent Parent from asserting that any event, change, effect, development, state of facts, condition, circumstance or occurrence that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (k) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be unreasonable or (l) any matter described or referred to in the Filed Company SEC Reports (provided that the relevance of the disclosure of any such matter is reasonably apparent from the text of such disclosure) or expressly and specifically (in sufficient detail such that the significance and materiality thereof is readily apparent) described or referred to in the Disclosure Schedule.
          “Material Contract” means any Contract in effect as of the date hereof which is required to be filed by the Company with the SEC as a material Contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.
          “Merger” has the meaning set forth in the Recitals.

          “Merger Consideration” has the meaning set forth in Section 3.1(a)(i).
          “Merger Sub” has the meaning set forth in the Preamble.
          “Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).
          “Option Cash-Out Payments” has the meaning set forth in Section 3.4.
          “Order” means, with respect to any Person, any order, temporary restraining order, preliminary injunction, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.
          “Parent” has the meaning set forth in the Preamble.
          “Parent Expenses” has the meaning set forth in Section 8.2(c).
          “Paying Agent” has the meaning set forth in Section 3.2(a).
          “PBGC” has the meaning set forth in Section 4.9(c).
          “Permit” has the meaning set forth in Section 4.5.
          “Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
          “Proxy Statement” has the meaning set forth in Section 2.3(b).
          “Qualified Directors” means “qualified directors” within the meaning of Section 8.62 of the VBCA.
          “Representatives” has the meaning set forth in Section 6.2.
          “Required Funding Amount” has the meaning set forth in Section 5.7.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., as the same may be amended from time to time.
          “SEC” means the United States Securities and Exchange Commission.
          “Schedule 13E-3” has the meaning set forth in Section 2.3(c).
          “Shareholder Approvals” means the Company Common Shareholder Approval and the Majority of the Minority Approval.
          “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
          “Special Committee” has the meaning set forth in the Recitals.
          “Special Meeting” has the meaning set forth in Section 2.3(a).
          “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the total outstanding common equity interests or more than 50% of the aggregate voting power of all outstanding securities or other equity interests entitled to vote for the election of directors or Persons holding similar positions.
          “Superior Proposal” means an Acquisition Proposal that the Company Board determines, based upon the recommendation, and with the concurrence by a vote, of a majority of the members of the Special Committee or of the Qualified Directors with respect to such Acquisition Proposal after consultation by the Special Committee or such Qualified Directors with outside counsel and financial advisors (and taking into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), to be (a) more favorable to the Company and its shareholders than the Merger, and (b) reasonably capable of being completed within a reasonable period of time on the terms set forth therein, including by obtaining any financing contemplated thereby.
          “Surviving Company” has the meaning set forth in Section 2.1(a).
          “Swenson Contributing Shareholders” means each member of the Swenson Granite Group who is a party to a Swenson Contribution Agreement.
          “Swenson Contribution Agreement” means the binding agreements, in the form attached hereto as Exhibit B, entered into by and between Parent and certain members of the Swenson Granite Group pursuant to which each such member of the Swenson Granite Group has agreed to contribute to Parent some or all of the shares of Company Common Stock beneficially owned by such Person as of immediately prior to the Effective Time in exchange for shares of membership interest in Parent.
          “Swenson Granite Group” means the holders of shares of Company Common Stock set forth on Exhibit C hereto who (a) beneficially own and have the right to vote, or to instruct the vote with respect to, the number of shares of Company Class A Common Stock and Company Class B Common Stock set forth opposite their respective names on such Exhibit B and (b) have entered into a Voting Agreement.

          “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.
          “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
          “Termination Fee” has the meaning set forth in Section 8.2(e).
          “Transaction Agreements” means, collectively, this Agreement, the Voting Agreements and the Swenson Contribution Agreements.
          “Transfer Tax” means all transfer, real property transfer, stock transfer, documentary, sales, use, stamp, registration and other similar Taxes (including penalties and interest).
          “United States” means the United States of America.
          “VBCA” has the meaning set forth in the recitals.
          “Vermont Laws” has the meaning set forth in the recitals.
          “Voting Agreement” has the meaning set forth in the Recitals.
          Section 1.2 Other Definitional Provisions; Interpretation. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
          Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
          Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
          Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER
          Section 2.1 The Merger.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Vermont Laws, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the Vermont Laws. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
               (b) The Company Charter and the Company Bylaws, in each case as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.
               (c) The managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, continue as the officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.
               (d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
          Section 2.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII (the date on which the Closing occurs being referred to as the “Closing Date”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, Parent, Merger Sub and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Vermont in accordance with the relevant provisions of the Vermont Laws and shall make any other filings or recordings required under the Vermont Laws to effect the Merger. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Vermont or such later date and time as is agreed upon by the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).
          Section 2.3 Meeting of Shareholders to Approve the Merger.
               (a) The Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the SEC confirms (either expressly or through the lapse of time) that it has no comments or no further comments, as the case may be, with respect to the Proxy Statement, for the purpose of considering and voting on approval of this Agreement; provided, however, that the Company may postpone or adjourn the Special Meeting solely to the extent the Special Committee or a majority of (but not less than two) Qualified Directors with respect to such determination, or the Company Board based upon the recommendation of the Special Committee or such Qualified Directors, determines in good faith, after consultation with outside counsel, that the Company has received a Superior Proposal. Subject to Section 6.3, the Company Board, based in part on the recommendation of the Special Committee, shall recommend that the holders of the Company Common Stock approve this Agreement, and shall use reasonable best efforts to solicit proxies in favor of approval of this Agreement.
               (b) As promptly as reasonably practicable after the date hereof, the Company shall, in accordance with applicable Law, the Company Charter and the Company Bylaws, prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement and the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the shareholders of the Company pursuant to the VBCA and the Exchange Act. Parent and Merger Sub shall, as promptly as reasonably practicable after the date hereof, furnish the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify Parent promptly upon the receipt of and provide a copy to Parent of any comments from the SEC or its staff with respect to the Proxy Statement, or any amendments or supplements thereto. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The

Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Proxy Statement shall, subject to Section 6.3(c), include the Company Board Recommendation.
               (c) Parent, Merger Sub, the Company and any required Affiliates thereof shall jointly prepare and, concurrently with the Company’s filing with the SEC of a preliminary form of the Proxy Statement, file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Transactions (such Transaction Statement, as amended or supplemented, the “Schedule 13E-3”). Parent, Merger Sub, the Company and any required Affiliates thereof shall furnish to each other all information concerning such party as may be reasonably requested by the other parties in connection with the preparation of the Schedule 13E-3. Parent, Merger Sub, the Company and any required Affiliates thereof shall, as promptly as reasonably practicable after the date hereof, furnish the other parties hereto with any information that may be required in order to effectuate the preparation and filing of the Schedule 13E-3 pursuant to this Section 2.3(c). Each of Parent and the Company will notify the other party promptly upon the receipt of and provide a copy to the other party of any comments from the SEC or its staff with respect to the Schedule 13E-3, or any amendments or supplements thereto. Whenever the Company or Parent becomes aware of any event that is required to be set forth in an amendment or supplement to the Schedule 13E-3, the Company or Parent, as the case may be, will promptly inform Parent of such occurrence and will file as soon as reasonably practicable with the SEC or its staff, and mail to shareholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. Neither the Company nor Parent shall file the Schedule 13E-3 or any amendment or supplement thereto without prior consent from the other party.
               (d) If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any member, officer or director of Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event. If at any time prior to the Special Meeting any fact or event relating to the Company or any officer, director or shareholder of the Company (in each case, other than members of the Swenson Granite Group) that should be set forth in an amendment or supplement to the Schedule 13E-3 should occur or be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.
               (e) At the Special Meeting, each of Parent and Merger Sub shall vote, or cause to be voted, all of the shares of Company Common Stock as to which it is entitled to vote or direct the vote in favor of approval of this Agreement, and Parent shall deliver or provide (or cause to be delivered or provided), in its capacity as a shareholder of the Company to the extent applicable, any other approvals that are required by applicable Law to effect the Merger.

ARTICLE III
CONVERSION OR OTHER TREATMENT OF EQUITY
          Section 3.1 Conversion of Shares.
               (a) At the Effective Time:
                    (i) Except as otherwise provided in Section 3.1(a)(iii) and Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(iii) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to $5.25, subject to any withholding of Taxes required by applicable Law in accordance with Section 3.5 (the “Merger Consideration”).
                    (ii) The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Class B Common Stock.
                    (iii) All shares of Company Common Stock that, immediately prior to the Effective Time, are held in the Company’s treasury or are held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
                    (iv) Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them immediately prior to the Effective Time.
               (b) If at any time between the date hereof and the Effective Time any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a)(i) shall be equitably adjusted to reflect such change.

          Section 3.2 Exchange of Certificates and Book Entry Shares.
               (a) Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which shall be reasonably satisfactory to the Company.
               (b) At or prior to the Closing, Parent shall deliver (or cause to be delivered), in trust, to the Paying Agent, for the benefit of the holders of shares of Company Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by shareholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Chapter 13 of the VBCA), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.
               (c) Promptly after the Effective Time (and in any event within five Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

               (d) The Consideration Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States government or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Consideration Fund in excess of the amounts payable to the Company shareholders shall be the sole and exclusive property of Parent and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this ARTICLE III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
               (e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE III, except as otherwise provided by Law.
               (f) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered, upon demand, to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.
               (g) Notwithstanding the foregoing, neither the Paying Agent, Parent, the Surviving Company nor any other party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date which is five (5) years after the Effective Time, the Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.
               (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE III.

          Section 3.3 Shares of Dissenting Shareholders.
               (a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), in the event that appraisal rights shall be available for shares of Company Common Stock pursuant to the provisions of the VBCA, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who, in accordance with Section 13.21 of the VBCA, has not voted in favor of the Merger or consented thereto in writing and who has properly delivered to the Company written notice of such shareholder’s intent to assert dissenters’ rights and demand payment for his or her shares if the Merger is effectuated (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under the VBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any Dissenting Shares, or offer to settle or settle, the dissenters’ rights claims of any shareholder with respect to the Merger.
               (b) If any shareholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the VBCA, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shareholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a)(i).
          Section 3.4 Treatment of Company Options. Prior to the Effective Time, the Company shall cause each outstanding option to purchase shares of Company Class A Common Stock (each, a “Company Option”) under either Company Equity Plan to become fully vested and exercisable. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive with respect to such Company Option only a cash payment from the Surviving Company with respect to the Company Option equal to the product obtained by multiplying (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the aggregate of such cash payments, the “Option Cash-Out Payments”). Company Options which have an exercise price per share equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without the payment of any consideration. Parent and the Surviving Company shall cause, and the Company (and the Surviving Company) shall make appropriate arrangements with the Paying Agent, the Company’s (and the Surviving Company’s) payroll provider and/or any other Person as may be necessary to allow, the lump sum cash payments required pursuant to this Section 3.4 to be paid within five Business Days from the date upon which the Effective Time occurs.

          Section 3.5 Withholding and Other Taxes. Each of the Surviving Company and Parent shall deduct or withhold from the consideration payable to any Person pursuant to this ARTICLE III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law. If the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Company or Parent, as the case may be, made such deduction or withholding.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in (a) the reports and other documents filed with, or furnished to, the SEC by the Company and publicly available prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer) (collectively, the “Filed Company SEC Reports”) (provided that any disclosure in such Filed Company SEC Reports shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure and provided further that the disclosures in the Filed Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.2) and/or (b) the Disclosure Schedule (such Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE IV and the disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to qualify or apply to other sections in this ARTICLE IV to the extent that the relevance of such disclosure to such other section or subsection in this ARTICLE IV is reasonably apparent from the text of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 4.1 Organization; Subsidiaries.
               (a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Company Charter and Company Bylaws, each as in effect on the date hereof.
               (b) Schedule 4.1(b) sets forth a complete and correct list of all Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, limited liability company, partnership, joint venture or other business entity, except for the Subsidiaries listed on Schedule 4.1(b) and except for passive investments as part of its cash management program.

               (c) During the last five years prior to the date hereof, neither the Company nor any of its Subsidiaries has conducted business or sold inventory by any name other than its current name. Neither the Company nor any of its Subsidiaries has been a party to a merger or consolidation or acquired all or substantially all of the assets of any Person during the five years prior to the date of this Agreement.
          Section 4.2 Capitalization.
               (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Class A Common Stock of which 4,812,342 are issued and outstanding as of the date hereof, (ii) 15,000,000 shares of Company Class B Common Stock of which 2,603,721 are issued and outstanding as of the date hereof and (iii) 2,500,000 shares of preferred stock, no par value, none of which are issued or outstanding as of the date hereof. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 314,000 shares of Class A Common Stock are subject to outstanding Company Options under the Company Equity Plans. Other than the Company Options specified in the preceding sentence and issued pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions, restricted shares or other rights, convertible securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.
               (b) Schedule 4.2(b) sets forth the following information with respect to each outstanding Company Option: (i) the name of the optionee; (ii) the number of shares of Company Class A Common Stock subject to such Company Option; (iii) the exercise price per share of Company Class A Common Stock of such Company Option; and (iii) the date on which such Company Option expires.
               (c) All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.
          Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and, subject to obtaining the Shareholder Approvals, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board and the Special Committee and, except (with respect to such consummation) for the Shareholder Approvals, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (d) other than in connection or compliance with applicable requirements of federal securities Laws or the Vermont Laws, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (i) would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole or (ii) would occur or be required as a result of the business or activities in which Parent or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the regulatory or other status of, or any facts specifically pertaining to, Parent or Merger Sub.
          Section 4.5 Permits; No Violation of Law. The Company and its Subsidiaries have all material permits, licenses, variances, exemptions, authorizations, orders and approvals from all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their business and operations as currently conducted (“Permits”) and are in compliance in all material respects with the terms and conditions of such Permits. Schedule 4.5 sets forth a correct and complete list of all such material Permits held by the Company and its Subsidiaries as of the date hereof. All such Permits are in full force and effect, and to the Knowledge of the Company, none of such Permits will be subject to revocation, withdrawal, suspension, termination or modification as a result of the execution and delivery of this Agreement or the consummation of the Merger. Neither the Company nor any of its Subsidiaries is in violation of any applicable Law in any respect which would reasonably be expected to have a Material Adverse Effect.
          Section 4.6 SEC Reports; Disclosure Controls and Procedures.
               (a) The Company has filed all reports and other documents (including material contracts and other exhibits) with the SEC required to be filed by the Company since January 1, 2010 (as such reports and other documents may have been amended or superseded through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the applicable requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).
               (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 2, 2010 and the unaudited consolidated statement of operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010, each as provided to Parent, have been prepared in accordance with GAAP (except as permitted by the rules and regulations of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of their operations of the Company and its consolidated Subsidiaries as of, and for the three and nine month periods ended, October 2, 2010.
               (c) Since January 1, 2010, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law or accounting rules and regulations. The accounting books and records of the Company and its Subsidiaries with respect to transactions entered into by the Company or its Subsidiaries since January 1, 2008 are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all such transactions.
          Section 4.7 Contracts. All Material Contracts required to be filed as exhibits to the Company SEC Reports have been filed with the SEC. To the Knowledge of the Company, all Material Contracts are valid, binding and in full force and effect. Neither the Company nor any applicable Company Subsidiary is in breach of or default in any material respect under any such Material Contracts, and to the Knowledge of the Company, no other party to such Material Contracts is in breach or default in any material respect thereunder.
          Section 4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since July 3, 2010 through the date hereof, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2010 (the “July 3, 2010 Balance Sheet”) that are not so reflected or reserved against in the July 3, 2010 Balance Sheet, except for (a) liabilities and obligations incurred in the ordinary course of business since July 3, 2010, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement or (c) liabilities and obligations that would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.
          Section 4.9 Employee Benefit Plans; ERISA
               (a) Schedule 4.9(a) sets forth a correct and complete list, as of the date of this Agreement, of all Benefit Plans and Benefit Agreements. The terms of the Benefit Plans are in compliance with, and such Benefit Plans have been administered in accordance with, the requirements of ERISA, the Code and other applicable Law, in each case, in all material respects. The Company and its Subsidiaries have performed in all material respects all of their respective obligations under all Benefit Plans and Benefit Agreements, and have made appropriate entries in their financial records.
               (b) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status.
               (c) All material reports and information required to be filed with, or provided to, the United States Department of Labor, IRS, Pension Benefit Guaranty Corporation (“PBGC”), the SEC and Benefit Plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided.
               (d) No Benefit Plan which is subject to Title IV of ERISA has been terminated or partially terminated or has been the subject of a “reportable event,” as defined in Section 4043 of ERISA within the three year period prior to the date hereof.
               (e) No proceedings by the PBGC to terminate pursuant to Title IV of ERISA any Benefit Plan have been instituted. No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries with respect to any Benefit Plan, except for the insurance premiums required to be made to the PBGC, all of which have been paid as required.
               (f) To the Knowledge of the Company, there are not now nor have there ever been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company or any of its Subsidiaries with respect to the Benefit Plans that could reasonably be expected to subject the Company or one of its Subsidiaries or their directors, officers, employees or agents to any material penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code; or any threatened, asserted or instituted claims, lawsuits, arbitrations or other actions by or on behalf of such Benefit Plans or by any employee alleging a breach of fiduciary duty or violations of ERISA or other applicable Law with respect to such Benefit Plans, which could reasonably be expected to result in any material liability on the part of the Company or any of its Subsidiaries, a Benefit Plan or the assets of any such plan under ERISA or any other Law.
               (g) As of the most recent valuation date for each Employee Pension Benefit Plan, the benefit liabilities within the meaning of Section 4001(a)(16) of ERISA (as computed by the actuaries for such plan using the actuarial assumptions acceptable under ERISA and reasonable in the aggregate in effect for such purpose as of such valuation date) of all participants and former participants in such plans did not exceed the fair market value of the assets of such Benefit Plan.
               (h) Neither the Company nor any of its Subsidiaries has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability from the Company or any of its Subsidiaries as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or, to the Knowledge of the Company, the termination, reorganization or insolvency of, any Multi-Employer Plan that could result in any liability of the Company and its Subsidiaries.
               (i) To the Knowledge of the Company, no Multi-Employer Plan to which the Company or any of its Subsidiaries contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.
               (j) Except to the extent required under ERISA Section 601 et seq. and Section 4980B of the Code and as disclosed in the Filed Company SEC Reports, neither the Company nor any of its Subsidiaries provides health or welfare benefits for any retired or former employees, their spouses or dependents or is obligated to provide health or welfare benefits to any active employee, their spouses and dependents following such employee’s retirement or other termination of service.
               (k) No payment that is owed or may become due to any director, officer, employee or agent of the Company or any of its Subsidiaries will be non-deductible or subject to tax under Section 280G or 4999 of the Code in connection with the Merger; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

               (l) Except as contemplated in Section 3.4, the Merger and the transactions contemplated in connection therewith will not result in, or accelerate the vesting in or time of payment of, compensation or benefits due any director, officer, employee or agent of the Company or any of its Subsidiaries.
               (m) Neither the provisions of the Benefit Plans and Benefit Agreements nor the manner in which the Benefit Plans and Benefit Agreements have been administered, have given rise to any excise tax liability under Section 409A of the Code.
          Section 4.10 Trademarks. Schedule 4.10 contains a complete and accurate list and summary description of all trade names, registered trademarks, service marks and applications for the same that are owned by the Company or any of its Subsidiaries as of the date hereof (“Marks”). The Company or one of its Subsidiaries is the owner of all right, title and interest in and to each of the Marks, free and clear of all levies, security interests, charges, encumbrances, equities and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are, as of the date hereof, currently in compliance in all material respects with all applicable formal legal requirements, valid and enforceable, and, to the Knowledge of the Company, as of the date hereof are not subject to any opposition, invalidation or cancellation. To the Knowledge of the Company, as of the date hereof, no Mark is infringed or has been challenged or threatened in writing in any way.
          Section 4.11 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
          Section 4.12 Environmental. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, have not placed or permitted to be placed any Hazardous Substances on any of their properties except as permitted by applicable Environmental Laws. To the Knowledge of the Company, the Company and its Subsidiaries have disposed of all Hazardous Waste generated by its operations only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Neither the Company nor any of its Subsidiaries (a) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is a potentially responsible party or is not in compliance with any Environmental Laws and (b) has caused any “release” of a Hazardous Substance in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries, which release remains unresolved. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

          Section 4.13 Labor Matters.
               (a) As of the date hereof: (i) there are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or work stoppages involving the employees of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement with a labor union with respect to its employees. Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, since September 30, 2005 (i) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor wage and hour or other applicable employment laws, and (ii) there is no unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.
               (b) To the Knowledge of the Company, since September 30, 2005 the Company’s inventory has been produced in accordance in all material respects with the Federal Fair Labor Standards Act of 1938, as amended, and the rules, regulations and orders thereunder.
               (c) To the Knowledge of the Company, since September 30, 2005 the Company and its Subsidiaries have complied in all material respects, and their facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects, with the provisions of the Federal Occupational Safety and Health Act and, as of the date hereof, are not the subject of any outstanding citations, notices or orders of non-compliance issued thereunder.
          Section 4.14 Real Property. The Company or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests in or relating to, the real properties disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Company with the SEC as being owned or leased by the Company or its Subsidiaries.
          Section 4.15 Taxes.
               (a) All material Tax Returns due to have been filed by the Company or any of its Subsidiaries through the date hereof in accordance in all material respects with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects. All Taxes shown as owing by the Company and its Subsidiaries on such Tax Returns have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company and any of its Subsidiaries. The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company or any of its Subsidiaries through the date hereof, are adequate based on the applicable tax rates and applicable Laws to satisfy all liabilities for Taxes of the Company and any of its Subsidiaries in any jurisdiction as of the date hereof, including Taxes accruable upon income earned as of the date hereof.

               (b) As of the date hereof, there are not now any extensions of time in effect with respect to the dates on which any material Tax Returns were or are due to be filed by the Company or any of its Subsidiaries.
               (c) Since January 1, 2007 through the date hereof, (i) all material Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company or any of its Subsidiaries have been paid in full, accrued on the books of the Company or any of its Subsidiaries or finally settled, and (ii) no issue has been raised in any such examination that, by application of the same or similar principles, reasonably would be expected to result in a material proposed Tax deficiency for any other period not so examined.
               (d) Since January 1, 2007 through the date hereof, (i) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any of its Subsidiaries are being asserted, proposed or, to the Knowledge of the Company, threatened, and (ii) no audit or investigation of any Tax Return of the Company or any of its Subsidiaries is currently underway, pending or, to the Knowledge of the Company, threatened.
               (e) Since January 1, 2007 through the date hereof, no claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction.
               (f) Since January 1, 2007, the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been paid by it in connection with amounts paid or owing to any employee, director, consultants, creditor or equity holder thereof or other third party.
               (g) There are no outstanding waivers or agreements between any Governmental Entity and the Company or any of its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries or any other matter pending between the Company or any of its Subsidiaries and any Governmental Entity.
               (h) As of the date hereof, there are no liens currently outstanding for Taxes with respect to the Company or any of its Subsidiaries or the assets or properties of the Company or any of its Subsidiaries, nor is there any such lien that is pending or, to the Knowledge of the Company, threatened.
               (i) Neither the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.
               (j) Since January 1, 2007, neither the Company or any of its Subsidiaries has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

               (k) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
               (l) None of the Tax Returns described in Section 4.15(a) contains any position which is or would be subject to material penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign Law) and the Treasury Regulations issued thereunder.
               (m) Since January 1, 2007 though the date hereof, neither the Company nor any of its Subsidiaries has made any payments or is currently obligated to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).
               (n) Since January 1, 2007, the Company and each of its Subsidiaries have at all times been in compliance in all material respects with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.
               (o) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), (ii) no IRS Form 8886 has been filed with respect to the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has entered into any tax shelter or listed transaction with the sole purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.
               (p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period after the Effective Time as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Effective Time; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (iii) any installment sale or open transaction disposition made on or prior to the Effective Time; (iv) any prepaid amount received on or prior to the Effective Time; or (v) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 108(i) of the Code, or any intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations promulgated thereunder, or comparable provisions of state, local or foreign Tax law.
               (q) Since January 1, 2007, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or, to the Knowledge of the Company, has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

               (r) The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.
               (s) Since January 1, 2005, the Company has operated all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) in good faith compliance with Section 409A of the Code, and applicable guidance issued thereunder. All such nonqualified deferred compensation plans are listed in Schedule 4.15(s).
          Section 4.16 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than Covington Associates, LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          Section 4.17 Vote Required. Without limitation of and subject to the Majority of the Minority Approval required by Section 7.1(a), the affirmative vote in favor of approval of this Agreement of the holders of shares of Company Common Stock representing a majority of the votes entitled to be cast by all outstanding shares of Company Common Stock, voting together as a single class (the “Company Common Shareholder Approval”), is the only vote and approval of the Company’s shareholders required under the VBCA to approve this Agreement.
          Section 4.18 Special Committee Adoption and Recommendation; Company Board Adoption and Recommendation. The Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended that the Company Board adopt this Agreement. The Company Board, based in part on the recommendation of the Special Committee, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, which resolutions, subject to Section 6.3, have not been subsequently rescinded, modified or withdrawn, unanimously (a) determined that the Merger is advisable and fair to and in the best interests of the Company’s shareholders (other than the Swenson Contributing Shareholders), (b) adopted this Agreement and (c) recommended approval of this Agreement to the Company’s shareholders.
          Section 4.19 Proxy Statement and Schedule 13E-3.
               (a) The Proxy Statement and Schedule 13E-3 when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.
               (b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 13E-3, as supplemented or amended, if applicable, at the time such

Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (c) The representations and warranties contained in this Section 4.19 will not be deemed to relate to statements or omissions in the Proxy Statement or Schedule 13E-3 based upon information furnished or caused to be furnished to the Company in writing by Parent, Merger Sub or any Affiliate thereof specifically for use therein.
          Section 4.20 Opinion of Financial Advisor. Covington Associates, LLC has delivered to the Special Committee and the Company Board its written opinion, dated as of the date hereof, that as of such date, the Merger Consideration to be received by the Company’s shareholders in the Merger is fair, from a financial point of view, to such holders, a complete copy of which opinion has been made available to Parent.
          Section 4.21 Absence of Certain Changes or Events. Since July 3, 2010 through the date hereof, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had a Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.1 Organization; Capitalization and Ownership of Merger Sub. Each of Parent and Merger Sub is a limited liability company duly organized and validly existing under the laws of the jurisdiction of organization and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. Parent has made available to the Company a copy of the respective certificates of formation and limited liability company agreements of Parent and Merger Sub, as currently in effect. Parent is the holder of all the issued and outstanding limited liability company interests of Merger Sub.
          Section 5.2 Authorization; Validity of Transaction Agreements; Necessary Action. Each of Parent and Merger Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby, including the

Financing and the Merger. The execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, have been duly and validly authorized by all necessary limited liability company or other action of Parent and Merger Sub, and no other limited liability company or other action on the part of Parent or Merger Sub or their respective shareholders or members is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of each Transaction Agreement to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated thereby, including the Financing and the Merger. The holders of shares of membership interests in Parent have approved this Agreement and the Merger. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party and, assuming the due and valid authorization, execution and delivery of the Transaction Agreements by the other parties thereto, each Transaction Agreement to which it is a party is a valid and binding obligation of each of Parent and/or Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 5.3 Consents and Approvals; No Violations. The execution and delivery by Parent and Merger Sub of each Transaction Agreement to which it is a party does not, and the performance by Parent and/or Merger Sub of each such Transaction Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated thereby, including the Financing and the Merger, will not, (a) violate any provision of the certificate of formation or the limited liability company agreement of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (c) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection or compliance with applicable requirements of the Vermont Laws and other applicable Laws, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.
          Section 5.4 Swenson Granite Group. Exhibit C hereto sets forth the names of the members of the Swenson Granite Group and shares of Company Class A Common Stock and Company Class B Common Stock as to which such named Persons are entitled to vote or direct the vote with respect to a vote by the Company’s shareholders to approve this Agreement at the

Special Meeting. Each such member of the Swenson Granite Group has agreed, pursuant to the terms of a Voting Agreement, to vote or cause to be voted, all such shares of Company Common Stock in favor of approval of this Agreement at the Special Meeting. Each member of the Swenson Granite Group is a party to a Voting Agreement and each Swenson Contributing Shareholder is subject to a Swenson Contribution Agreement as to the number of shares opposite each such member’s name on Exhibit C hereto. Each of the Voting Agreements and Swenson Contribution Agreements are in full force and effect as of the date of this Agreement and, to the Knowledge of Parent, are legal, valid and binding obligations of each member of the Swenson Granite Group party thereto.
          Section 5.5 Disclosure Documents.
               (a) The Schedule 13E-3 when filed shall comply as to form in all material respects with the applicable requirements of the Exchange Act.
               (b) The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, in writing specifically for use in any Disclosure Document shall not (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the Special Meeting or at the Effective Time and (b) in the case of any Disclosure Document (other than the Proxy Statement), at the time of the filing of such Disclosure Document or any supplement or amendment thereto, and at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (c) The representations and warranties contained in this Section 5.5 will not be deemed to relate to statements or omissions in the Schedule 13E-3 based upon information furnished or caused to be furnished to the Parent in writing by Company specifically for use therein.
          Section 5.6 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with this Agreement, the Merger and the other transactions contemplated hereby.
          Section 5.7 Financing. Parent has received a commitment letter, dated as of the date of this Agreement (the “Financing Letter”), from People’s United Bank and Key Bank National Association (together, the “Lenders”), which commitment letter contains as exhibits thereto the definitive financing agreements (the “Financing Agreements” and, together with the Financing Letter, the “Financing Documents”) relating to the financing necessary to pay the Merger Consideration and the Option Cash-Out Payments, repay any outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger and to pay all related fees and expenses (the “Financing”), which Financing Agreements shall be executed, substantially in the form set forth in the exhibits to the Financing Letter, at or prior to the Effective Time. The Lenders have committed to provide the

Financing contemplated by the Financing Documents upon and subject to the terms and conditions set forth in the Financing Documents. Parent has provided the Company with a true, complete and correct copy of the Financing Documents. The Financing Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Agreements, when executed, shall be valid and binding obligations of Parent and, to the Knowledge of Parent, of the Lenders. The Financing Documents have not been and will not be amended or modified, except as permitted by Section 6.13. Neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in the Financing Documents and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach or failure to satisfy a condition precedent on the part of Parent or Merger Sub under the Financing Documents, and neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in the Financing Documents on or prior to the Effective Time. There are no precedent conditions related to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Documents. The aggregate proceeds contemplated by the Financing Documents, together with Parent’s cash on hand, will be sufficient for Parent and/or Merger Sub to pay or cause to be paid the aggregate Merger Consideration, the Option Cash-Out Payments, any repayment of outstanding indebtedness of the Company or any Subsidiary of the Company required by the terms thereof to be repaid in connection with the Merger such aggregate proceeds required to make such payments (the “Required Funding Amount”) and all related fees and expenses. Parent has fully paid any and all fees that have been incurred and are due and payable on or before the date hereof in connection with the Financing Letter, and Parent will pay when due all other fees arising under the Financing Documents as and when they become due and payable.
          Section 5.8 No Knowledge of Breach of Representation or Warranty. Parent has no Knowledge of any of the Company’s representations or warranties being untrue in any material respect.
          Section 5.9 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, of Parent to enforce its rights and the obligations of members of the Swenson Granite Group under the

Voting Agreements or the Swenson Contributing Shareholders under the Swenson Contribution Agreements or of Merger Sub to consummate the Merger.
          Section 5.10 Solvency. Assuming (a) the accuracy of the Company’s representations and warranties contained herein and (b) the Company’s financial statements included in the Company SEC Reports are accurate in all material respects, immediately after giving effect to the Financing and the Merger, including the payment of the aggregate Merger Consideration and the Option Cash-Out Payments, and payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, will be Solvent immediately after the Effective Time.
          Section 5.11 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement, the Merger or the Financing based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE VI
COVENANTS
          Section 6.1 Interim Operations of the Company. (a) During the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses and operations in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their current business organization and maintain their relationships with employees, customers, suppliers and others having business dealings with them and (iii) use commercially reasonable efforts to maintain in effect all material Permits. Without limiting the generality of the foregoing, during the period from the date hereof until the Effective Time (except (a) as may otherwise be required in connection with applicable Law, (b) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (c) as contemplated or permitted by this Agreement or (d) as set forth in the Disclosure Schedule), the Company shall not, and shall cause its Subsidiaries not to, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company, (b) split, combine or reclassify any of its capital stock, (c) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock or rights to acquire the same, (d) amend, authorize or propose to amend its articles of incorporation or by-laws, (e) acquire or agree to acquire any substantial portion of the assets of, or any equity interest in, any business or entity or any assets that are material, individually or in the aggregate, to the Company and Subsidiaries, taken as a whole, (f) other than in the ordinary course of business or as may be required by applicable Law or by Contract, grant to any employee, officer or director of the Company or any Subsidiary any increase in compensation, (g) grant or increase any severance or termination pay, enter into any employment, consulting, severance or termination agreement with any such employee, officer or director, or enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, and (h) other than in the ordinary course of business, and other than in connection with the Financing, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or guarantee any such indebtedness of any third party.
          Section 6.2 Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, financing sources, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested and necessary to consummate the Financing and the Merger; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company and after taking into account the provisions of applicable non-disclosure agreements, (a) cause significant competitive harm to the Company or its Subsidiaries if the Merger were not consummated, (b) violate applicable Law or any request or requirement of any Governmental Entity or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege. If any material is withheld by the Company or any of its Subsidiaries pursuant to the preceding sentence, then the Company will so inform Parent of the general nature of what is being withheld. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Merger or the Financing. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and their Representatives and shall survive termination of this Agreement.
          Section 6.3 Acquisition Proposals.
               (a) The Company will as promptly as reasonably practicable (and in any event within two Business Days after receipt by the Company Board or the Special Committee) notify Parent of the receipt of any Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of the Company Board or of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide material non-public information or data with respect to the Company to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than two Business Days after such determination was reached). The Company will (i) provide Parent with written notice setting forth such information as is reasonably necessary to keep Parent reasonably informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto and (ii) promptly (and in any event within two Business Days of such determination) notify Parent of any determination by the Company Board or of the Special Committee or a majority of the (but not less than two)

Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) that such Acquisition Proposal constitutes a Superior Proposal. The Company will provide to Parent copies of all non-public information which the Company shall provide to an entity or person or group thereof making an Acquisition Proposal.
               (b) Subject to Section 6.3(c) and Section 6.3(d), neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(A) withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (B) adopt or recommend any Acquisition Proposal; or (C) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within 10 Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board or any committee thereof in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (A)-(C) above being referred to as a “Change of Recommendation”) or (ii) allow the Company to execute or enter into any merger agreement, acquisition agreement or other similar agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”).
               (c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Shareholder Approvals, the Company may, if the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, (i) make a Change of Recommendation and/or (ii) in response to a Superior Proposal, cause the Company to terminate this Agreement to enter into an Acquisition Agreement that contemplates a Superior Proposal; provided, however, that the Company may not make a Change of Recommendation or terminate this Agreement pursuant to this Section 6.3(c) unless the Company shall have provided at least five Business Days’ notice to Parent that the Company intends to take such action and specifying the reasons therefor, including, if the basis of the proposed action by the Company is a Superior Proposal, the material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new five Business Day period). In determining whether to make a Change of Recommendation or to cause the Company to so terminate this Agreement pursuant to the terms of this Section 6.3(c), the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal), and the Company Board if required by applicable provisions of the Vermont Laws or the Company Bylaws, shall take into account any changes to the terms and conditions of this Agreement proposed by Parent to the Company in response to any such notice.
               (d) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board, or the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to both this Agreement and such Acquisition Proposal) from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law, including Sections 14d-9 and 14e-2 of the Exchange Act.
          Section 6.4 Publicity. The initial press release by the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior agreement of the other party, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, however, that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d).
          Section 6.5 Indemnification and Insurance.
               (a) Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each individual who is serving or has served at the request of the Company as a director, office or trustee of another Person, in each case determined as of the Effective Time (each such individual, together with such person’s heirs, executors or administrators, an “Indemnified Party”), as provided in the Company’s and its Subsidiaries’ respective articles of incorporation or bylaws or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, shall remain obligations of the Surviving Company, without further action, at the Effective Time, shall survive the Merger, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.
               (b) Without limiting any additional rights that any Indemnified Party may have under any Contract, from and after the Effective Time, the Surviving Company shall indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of, pertaining to or in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company, or of another entity if such service was at the request of or for the benefit of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Company is permitted to do so under applicable Law. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses from the Surviving Company incurred in the defense of the proceeding (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification), and the Surviving Company shall provide such advancement of expenses, to the fullest extent the Surviving Company is permitted to do so under applicable Law. The Surviving Company shall reasonably cooperate with the Indemnified Parties in the defense of any such matter and any determination made or required to be made with respect to whether an Indemnified Party’s conduct complies with standards under applicable Law shall be made by independent legal counsel selected by the Surviving Company and reasonably acceptable to the Indemnified Party. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any such matter indemnifiable under this Section 6.5(b) unless Parent consents in writing to such settlement, compromise or consent, which consent by Parent shall not be unreasonably withheld.
               (c) Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement; and provided, further, that in lieu of the purchase of such insurance by Parent or the Surviving Company, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance for the Insured Parties.
               (d) This Section 6.5 (i) is intended to benefit and be enforceable by the Insured Parties and the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Company and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. As a separate and independent obligation and without any requirement of demand, or of nonperformance or non-payment by the Surviving Company, Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification, expense advancement and other obligations pursuant to this Section 6.5. Parent shall cause the Surviving Company to comply with all of its obligations under this Section 6.5.
               (e) In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.5.

          Section 6.6 Reasonable Best Efforts; Notification. Subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including:
               (a) obtaining from any Governmental Entity or, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; provided, however, that in connection therewith none of the Company or its Subsidiaries will be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; and
               (b) subject to the limitation set forth in the proviso to the penultimate sentence of Section 6.13(b), executing or delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Merger. The Company shall notify Parent promptly after becoming aware of any representation or warranty made by it in this Agreement being or becoming untrue or inaccurate, or any failure of the Company or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of Parent and Merger Sub under this Agreement.
          Section 6.7 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
          Section 6.8 Tax Matters. All real and personal property transfer, documentary, sales, use, registration, value-added, stamp, duty and other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by Parent.

          Section 6.9 Obligations of Merger Sub and the Surviving Company. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and shall cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Merger Sub and the Surviving Company of any amounts payable by Merger Sub or the Surviving Company pursuant to the Merger and otherwise as provided in this Agreement.
          Section 6.10 Voting of Company Common Stock.
               (a) Parent shall vote or cause to be voted at the Special Meeting all shares of Company Common Stock which it or any of its Subsidiaries is entitled to vote or to direct the voting of in favor of approval of this Agreement. Parent shall enforce, and not waive any of, its rights under the Voting Agreements, and pursuant thereto will cause each of the members of the Swenson Granite Group to vote or cause to be voted at the Special Meeting all shares of Common Company Stock which the members of the Swenson Granite Group are entitled to vote or to direct the voting of in favor of approval of this Agreement.
               (b) In order for the Company to determine whether the Majority of the Minority Approval has been obtained, immediately following the closing of the polls at the Special Meeting and the tabulation of the vote by the Inspector of Elections, Parent shall, to its Knowledge, certify to the Company and the Inspector of Elections in writing the number of shares of Class A Common Stock owned directly or through a broker or other nominee by any member of Parent as of the record date for the Special Meeting and the number of such shares that were voted in favor of approval of this Agreement.
          Section 6.11 FIRPTA Withholding. The parties hereto agree that the Surviving Company and Parent are not required to, and shall not, withhold from the consideration payable to any Person pursuant to ARTICLE III any amounts under section 1445 of the Code.
          Section 6.12 Post-Signing Actions by the Company Board. From the date hereof until the Effective Time, the approval of the Special Committee or a majority of the (but not less than two) Qualifying Directors (with respect to this Agreement) then in office shall be required to authorize (and, subject to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement or any waiver of any benefit or right of the Company hereunder, including any decrease in or change of form of the Merger Consideration, and any extension of time for performance of any obligation or agreements or conditions contained in this Agreement for the benefit of the Company, or any action or determination by the Company required or permitted to be taken or made by the Company hereunder. From the date hereof until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by action of the Special Committee or a majority of the (but not less than two) Qualified Directors (with respect to this Agreement), subject, however, to the Company Charter, the Company Bylaws and applicable provisions of the Vermont Laws.

          Section 6.13 Financing; Enforcement of Swenson Contribution Agreements.
               (a) Parent and Merger Sub acknowledge and agree that, except as set forth in the penultimate sentence of Section 6.13(b), prior to the Effective Time, the Company and its Affiliates have no obligations or responsibility of any kind for or in connection with the Financing or any alternative financing that Parent or Merger Sub may obtain or seek to obtain in connection with the Merger.
               (b) Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Letter and, if executed prior to the Effective Time, the Financing Agreements, (ii) execute the Financing Agreements and upon execution thereof deliver a copy thereof to the Company, (iii) satisfy or obtain a waiver of all conditions that are within its control on a timely basis to obtain the Financing as contemplated by the Financing Documents, (iv) comply in all material respects with its obligations under the Financing Documents and (v) consummate the Financing at or prior to the Effective Time. Parent shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. Until the Financing has been consummated and the proceeds thereof applied to pay amounts required hereunder to be paid, or caused to be paid, by Parent, Merger Sub or the Surviving Company, (i) Parent shall enforce its rights under the Financing Documents and (ii) Parent shall not agree to or permit any amendment or modification of, or waiver under, the Financing Documents or other final documentation relating to the Financing, in each case, in a manner that would delay or prevent the Closing, without the prior written consent of the Company, except as otherwise permitted under Section 6.13(e). From the date hereof until the Closing Date, upon request of Parent, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, and its and their Affiliates and Representatives to reasonably cooperate with Parent and Merger Sub in connection with the Financing, provided that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be (i) required to execute and deliver any Financing Documents or to consummate any transactions contemplated thereby or (ii) enter into any agreements or take any action, in each case, in connection with the Financing, that would impose or result in the creation of any obligation on the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket expenses incurred by the Company or its Affiliates or Representatives in connection with such cooperation.
               (c) Parent shall enforce, and not waive any of its rights under, the Swenson Contribution Agreements, and pursuant thereto, after the date hereof and in any event prior to the Effective Time will acquire and hold the shares of Company Common Stock currently owned by the Swenson Contributing Shareholders and listed on Exhibit C.
               (d) If, notwithstanding the use of best efforts by Parent and Merger Sub to satisfy its obligations under Section 6.13(b), the Financing Documents expire or are terminated prior to the Closing, in whole or in part, Parent and Merger Sub shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) unless this Agreement is sooner terminated pursuant to ARTICLE VIII, use its best efforts through the End Date to promptly arrange for alternative financing (in an amount at least equal to the Required Funding Amount from other sources on economic terms which are comparable to the terms set forth in the Financing Documents and which do not include any conditions of such alternative financing that are more onerous than or in addition to the conditions set forth in the Financing Documents) to replace the financing contemplated by such expired or terminated agreements.
               (e) Notwithstanding anything to the contrary contained in Section 6.13(b), at any time Parent or Merger Sub may amend or replace the Financing with alternative financing arrangements which (i) provide Parent prior to or concurrent with the Effective Time with funds in an amount at least equal to the Required Funding Amount, (ii) are no less favorable to the Company than the Financing and (iii) do not prevent or materially impair or delay the Closing. In the event Parent or Merger Sub replaces the Financing with any such alternative financing arrangements, the terms of Section 6.13(b) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the such alternative financing arrangements.
     Section 6.14 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any action, claim, suit, proceeding or governmental investigation commenced or asserted after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the Merger, and shall keep Parent reasonably informed regarding any such litigation.
     Section 6.15 Supplements to Disclosure Schedule. From time to time prior to the Closing, the Company shall give prompt notice to Parent and thereafter promptly supplement or amend the Disclosure Schedule with respect to any matter hereinafter arising which, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section 6.15 shall be deemed to cure any breach of any representation, warranty, covenant or agreement made in this Agreement unless Parent specifically agrees thereto in writing.
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:
               (a) the Shareholder Approvals shall have been obtained; and
               (b) no Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action enjoining or otherwise prohibiting consummation of the Merger or materially changing the terms or conditions of this Agreement.
          Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Merger Sub, if permissible under Law) at or prior to the Closing of the following conditions:
               (a) the representations and warranties of the Company contained in (i) Section 4.21 shall be true and accurate in all respects and (ii) Section 4.1 through Section 4.20 shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in Section 7.2(a)(ii) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality or Material Adverse Effect) to be so true and accurate has had a Material Adverse Effect;
               (b) the Company shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;
               (c) the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
               (d) not more than 20% of the shares of Company Common Stock outstanding immediately prior to the Effective Time (for this purpose assuming the exercise for Company Class A Common Stock immediately prior to the Effective Time of all then outstanding Company Options) shall be Dissenting Shares; and
               (e) from the date of this Agreement through the Effective Time, there shall not have occurred any event that has had a Material Adverse Effect.
          Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:
               (a) the representations and warranties of Parent and Merger Sub contained in ARTICLE V shall be true and accurate as of the date of this Agreement and on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period); provided, however, that the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties (when read without exception or qualification as to materiality) to be so true and accurate, individually or in the aggregate, prevents Merger Sub from consummating, or Parent from causing Merger Sub to consummate, or materially impairs the ability of Merger Sub to consummate or of Parent to cause Merger Sub to consummate, the Merger;

               (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements or covenants required to be performed or complied with by them under this Agreement at or prior to the Closing; and
               (c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
          Section 7.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6. The Company may not rely on the failure of any condition set forth in Section 7.1 or Section 7.3 to be satisfied as a basis for not consummating the Merger if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.6.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, receipt of the Shareholder Approvals (other than the Majority of the Minority Approval in the case of termination pursuant to Section 8.1(b)(iii) and other than the Company Common Shareholder Approval in the case of termination pursuant to Section 8.1(c)(iii)):
               (a) by the mutual written consent of the Company and Parent; or
               (b) by either the Company or Parent:
                    (i) if the Merger shall not have been consummated on or prior to May 18, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or
                    (ii) if any Governmental Entity of competent jurisdiction in the United States shall have enacted or issued any Order or taken any other action, in each case such that the condition set forth in Section 7.1(b) cannot be satisfied on or prior to the End Date, and such Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.6; or
                    (iii) if the Majority of the Minority Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or

               (c) by the Company:
                    (i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is either incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it or any of its Subsidiaries has failed to perform in any material respect any of its obligations under this Agreement;
                    (ii) in compliance with Section 6.3(c); or
                    (iii) if the Company Common Shareholder Approval shall not have been obtained at the Special Meeting duly convened at which a vote on approval of this Agreement was taken; or
               (d) by Parent:
                    (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is incapable of being cured prior to the End Date or, if capable of being cured prior to the End Date, is not so cured on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent or Merger Sub if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
                    (ii) if a Change of Recommendation shall have occurred.
          Section 8.2 Notice and Effect of Termination.
               (a) If a party is entitled to terminate this Agreement pursuant to Section 8.1(b), (c), or (d), in order to do so written notice of such termination must be given by such party to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor (and in the case of termination by Parent pursuant to Section 8.1(d)(i) or (ii), such written notice of termination must be given within 10 Business Days after Parent shall have become aware that such right of termination has arisen), whereupon this Agreement shall forthwith become null and void, and except as set forth in the last sentence of Section 6.2, this Section 8.2 and Section 9.12, there shall be no liability under or in connection therewith on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors; provided, however, that, subject to and without limitation of Section 8.2(d) or Section 8.2(e), in each case, if applicable, nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for breach of any covenant or agreement contained herein.

               (b) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) due to Parent’s or Merger Sub’s breach of their covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to the Company for such any breach, including the rights of the Company described in clause (b)(ii) of Section 9.6, but subject to the limitations set forth in Section 8.2(e) if applicable, Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by or on behalf of the Company in connection with the initial acquisition proposal submitted by Parent to the Company Board, the process undertaken by or on behalf of the Special Committee in response to such proposal, this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers and the fees paid to members of the Special Committee (collectively, the “Company Expenses”), as reasonably documented by the Company.
               (c) If this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) due to the Company’s breach of its covenants or agreements contained herein, then, in addition to and without limitation of the remedies available to Parent for such any breach, the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and bankers (collectively, the “Parent Expenses”), as reasonably documented by Parent.
               (d) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent by wire transfer of immediately available funds, to an account designated by Parent, no later than two Business Days after such termination, an amount in cash equal to the Parent Expenses. Parent and Merger Sub agree that in the event that the Parent Expenses are paid to the Company pursuant to this Section 8.2(d), the payment of such Parent Expenses shall be the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its Representatives or Affiliates for, and in no event will Parent or Merger Sub seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Parent Expenses, neither the Company nor any Representative or Affiliate of the Company shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.
               (e) If (i) all of the conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement), (ii) the Merger shall not have been consummated on or prior to the End Date by reason of Parent failing to obtain the proceeds of the Financing or any alternative financing and (iii) the Company terminates this Agreement pursuant to Section 8.1(b), then Parent shall pay to the Company by wire transfer of immediately available funds, to an account designated by the Company, no later than two Business Days after such termination, an amount in cash equal to the greater of (A) the Company Expenses and (B) $2,518,000 (the “Termination Fee”). The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 8.2(e), the payment of such Termination Fee shall be the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their Representatives or Affiliates for, and in no event will the Company seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company of the Termination Fee, neither Parent, Merger Sub nor any Representative or Affiliate of Parent shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent and Merger Sub shall also be obligated with respect to the last two sentences of Section 6.2).
               (f) If the Company or Parent, as the case may be, receives insurance proceeds as a result of any losses or expenses with respect to which it has also received reimbursement payments pursuant to, in the case of the Company, from Parent pursuant to Section 8.2(b), or, in the case of Parent, from the Company pursuant to Section 8.2(c) or Section 8.2(d), then the party receiving such insurance proceeds shall pay the amount of such insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds and in any event not in excess of the reimbursement payment actually received from Parent or the Company, as the case may be, with respect to the Company Expenses or Parent Expenses, as the case may be) to such other party as such insurance proceeds are actually received by the Company or Parent. The Company and Parent shall each use commercially reasonable efforts to pursue any insurance claim that is or may be available to such party with respect to Company Expenses or Parent Expenses, as the case may be, for which such expenses have been reimbursed by the other party.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after either Shareholder Approval has been obtained, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without obtaining the Shareholder Approvals with respect to such amendment, modification or supplement.

          Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
          Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:
(a)	if to Parent or Merger Sub, to:

Swenson Granite Company, LLC 369 North State Street Concord, NH 03301 Facsimile: (603) 227-9541 Attention: Robert Pope President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Sheehan Phinney Bass + Green PA 1000 Elm Street Manchester, NH 03101 Facsimile: (603) 641-2340 Attention: Alan L. Reische

(b)	if to the Company, to:

Rock of Ages Corporation 560 Graniteville Road Graniteville, Vermont 05654 Facsimile: (802) 476-2210 Attention: James L. Fox, Chairman of the Special Committee of the Board of Directors

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108 Facsimile: (617) 573-4822 Attention: Kent A. Coit

and to:

McLane Graf Raulerson & Middleton, Professional Association 900 Elm Street P.O. Box 326 Manchester, NH 03105-0326 Facsimile: (603) 625-5650 Attention: Michael B. Tule
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.
          Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
          Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.
          Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Disclosure Schedule and the exhibits, annexes and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the Company’s shareholders to receive the Merger Consideration and the holders of the Company Options to receive the consideration described in Section 3.4 following the Effective Time, (ii) subject to the limitation set forth in Section 9.12 and Section 8.2(e), if applicable, the right of the Company, on behalf of its shareholders and the holders of the Company Options, to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or not granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 6.5 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.5), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 9.7 No Other Representations and Warranties; Prior Investigation.
               (a) Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that it has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.
               (b) In connection with Parent’s investigation of the Company, Parent has received from the Company and its Representatives certain projections and other forecasts as well as operational and strategic information, including projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Parent, on behalf of itself and Merger Sub, acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Parent is familiar with such uncertainties, that on behalf of itself and Merger Sub Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and that each of Parent and Merger Sub and their respective Representatives shall have no claim against any Person with respect thereto.
          Section 9.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          Section 9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction except that the Merger and the effects thereof and other matters to which the VBCA applies shall be governed by VBCA.
          Section 9.10 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a United States federal or state court sitting in the State of Delaware; provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.
          Section 9.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
          Section 9.12 Specific Performance. Parent and Merger Sub acknowledge and agree that, in the event of any breach of this Agreement by Parent or Merger Sub, the Company and the Persons described in Section 9.6 would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) Parent and Merger Sub will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (b) the Company, on its behalf and on behalf of the Persons described in Section 9.6, shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.10. Notwithstanding the foregoing or any other provisions of this Agreement, the parties hereto acknowledge and agree that the Company shall not, either on its behalf or on behalf of the Persons described in Section 9.6, be entitled to enforce specifically the obligations of Parent to consummate the Merger and the other transactions contemplated by this Agreement in the event that the Company is entitled to and receives the Termination Fee.
          Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
          Section 9.14 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

          Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          Section 9.16 Waivers. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
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[Signature Page Follows]

          IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

ROCK OF AGES CORPORATION
By:	/s/ Donald M. Labonte
	Name:	Donald M. Labonte
	Title:	President and Chief Executive Officer

SWENSON GRANITE COMPANY LLC
By:	/s/ Kurt M. Swenson
	Name:	Kurt M. Swenson
	Title:	Chairman

GRANITE ACQUISITION, LLC
By:	/s/ Kurt M. Swenson
	Name:	Kurt M. Swenson
	Title:	Manager